Exhibit (d)(19)(a)

AMENDMENT TO INVESTMENT SUBADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

JANUS CAPITAL MANAGEMENT LLC

THIS AMENDMENT is made as of October 1, 2015 (the “Amendment”), to the Investment Subadvisory Agreement dated as of December 9, 2011, as amended from time to time (the “Agreement”), between Transamerica Asset Management, Inc. (“TAM”) and Janus Capital Management LLC (the “Subadviser”), pursuant to which TAM has engaged the Subadviser to provide certain advisory services to the fund(s) and/or portfolio(s) listed on Schedule A to this Amendment (each, a “Fund”), each Fund a separate series of the Transamerica trust listed on Schedule A to this Amendment (each, a “Trust”). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

The following sections are hereby added to the Agreement:

Registration Statement Disclosures.

The Subadviser represents, warrants and agrees that it has reviewed the Trust’s current registration statement on Form N-1A with respect to the Fund and the Subadviser as filed with the SEC and any amendments or supplements thereto, including without limitation any supplements filed pursuant to Rule 497 under the Securities Act of 1933 (as so amended and supplemented from time to time, the “Registration Statement”) and agrees to promptly review future amendments or supplements to the Registration Statement that relate to the Subadviser or the Fund, filed with the SEC (or which will be filed with the SEC in the future) and represents and warrants that, solely with respect to the disclosure respecting or relating to the Subadviser, including any performance information the Subadviser provides that is included in or serves as the basis for information included in the Registration Statement, as of the date of this Agreement, and as of the date of any future amendments or supplements to the Registration Statement, the Registration Statement does not contain any untrue statement of any material fact or omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading.

The Subadviser further agrees to notify TAM and the Trust promptly of any statement respecting or relating to the Subadviser contained in the Registration Statement that becomes untrue in any material respect or if the Registration Statement omits any statement of material fact respecting or relating to the Subadviser that is required to be stated therein or necessary to make the statements contained therein not misleading.

With respect to the disclosure respecting the Fund, the Subadviser represents, warrants and agrees that the description in the Registration Statement, including the Fund’s investment objective, investment strategies and risks (the “Description”), as of the date of this Agreement and as of the date of any future amendments or supplements to the Registration Statement, is consistent with the manner in which the Subadviser is managing the Fund, and the identification and description of risks in the Registration Statement is inclusive of, and accurately describes in all material respects, all material risks known to the Subadviser that may arise in connection with the management of the Fund by the Subadviser.

Exhibit (d)(19)(a)

The Subadviser further agrees to notify TAM and the Trust promptly in the event that the Subadviser becomes aware that the Description for a Fund is inconsistent with the manner in which the Subadviser is managing the Fund, or in the event that the identification and description of risks in the Registration Statement fails to include, or accurately describe in all material respects, all material risks known to the Subadviser that may arise in connection with the management of the Fund by the Subadviser.

Further Assurances.

Each party agrees to perform such further acts and execute such further documents as are reasonably necessary to effectuate the purposes of this Agreement and the arrangements contemplated thereby, including without limitation concerning the winding down or liquidation of any Fund investments.

The following section hereby replaces any “Use of Name” section of the Agreement in its entirety:

Use of Name.

TAM and the Trust are authorized to use the name of the Subadviser and any marks, symbols or logos of the Subadviser in registration statements, advertising or otherwise as it relates to this Agreement. TAM or the Trust shall not, and shall not permit the Fund to, without prior written consent of Subadviser, otherwise use the name or mark “Janus” or make representations regarding Subadviser or its affiliates. All references contained in this Agreement to “the name or mark “Janus” shall include but not be limited to the Janus logo, the website www.janus.com and any and all electronic links relating to such website. All goodwill associated with the name and mark “Janus” shall inure to the benefit of Subadviser or its affiliates. If this Agreement is terminated with respect to the Fund and the Subadviser no longer serves as subadviser to the Fund, the Subadviser reserves the right to withdraw from the Trust the right to the use of its name and its marks, symbols or logos that misleadingly imply a continuing relationship between the Fund and the Subadviser or any of its affiliates, except to the extent that continued use is required by applicable laws, rules, and regulations.

In all other respects, the Agreement is confirmed and remains in full force and effect.

The parties hereto have caused this Amendment to be executed as of the day and year first above mentioned.

Exhibit (d)(19)(a)

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Vice President and Chief Investment Officer, Advisory Services

JANUS CAPITAL MANAGEMENT LLC

By:	/s/ Russell P. Shipman
Name:	Russell P. Shipman
Title:	Senior Vice President

Exhibit (d)(19)(a)

Schedule A

Transamerica Janus Balanced VP, a series of Transamerica Series Trust